--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                               ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                     DEVELOPERS DIVERSIFIED REALTY CORPORATION
                 (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                  NOT APPLICABLE
     (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            ------------------------

     Notice is hereby given that the annual meeting of shareholders of Developers Diversified Realty Corporation, an Ohio corporation (the "Company"), will be held at The Bertram Inn & Conference Center, 600 North Aurora Road, Aurora, Ohio 44202-0870, on Monday, May 15, 2000, at 10:00 a.m., local time, for the following purposes:

          1. To fix the number of directors at ten.

          2. To elect ten directors, each to serve for a term of one year.

          3. To transact such other business as may properly come before the meeting.

     IF PROPOSAL ONE IS NOT APPROVED, MESSRS. JACOBSTEIN, AHERN AND GIDEL, THE THREE NEW DIRECTOR NOMINEES, WILL NOT BE PRESENTED FOR ELECTION.

     Only shareholders of record at the close of business on March 20, 2000 will be entitled to notice of and to vote at the meeting or any adjournment of the meeting. Shareholders are urged to complete, date and sign the enclosed proxy and return it in the enclosed envelope.

                                          By order of the Board of Directors,

                                          JOAN U. ALLGOOD
                                          Secretary

Dated: April 10, 2000

        YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR PROXY.

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION

                                PROXY STATEMENT

WHY DID YOU SEND ME THIS PROXY STATEMENT?

     The Company sent you this proxy statement and the enclosed proxy card because the Company's Board of Directors is soliciting your proxy to vote at the 2000 Annual Meeting of Shareholders. This proxy statement summarizes information you need to know to vote at the Annual Meeting. The Annual Meeting will be held at The Bertram Inn & Conference Center, 600 North Aurora Road, Aurora, Ohio 44202-0870, on Monday, May 15, 2000, at 10:00 a.m., local time. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

     The Company will begin sending this proxy statement, the attached Notice of Annual Meeting of Shareholders and the enclosed proxy card on April 12, 2000 to all shareholders entitled to vote. Shareholders who owned the Company's Common Shares at the close of business on March 20, 2000, the record date for the Annual Meeting, are entitled to vote. On that record date, there were 58,216,446 Common Shares outstanding. We are also sending the Company's 1999 Annual Report, which includes financial statements for the Company, with this proxy statement.

WHO IS SOLICITING MY PROXY?

     This solicitation of proxies is made by and on behalf of the Company's Board of Directors. The cost of any solicitation of proxies will be borne by the Company. The Company has not retained a proxy solicitor in connection with the Annual Meeting, but may do so if management determines that it is necessary.

HOW MANY VOTES DO I HAVE?

     Each of the Company's Common Shares entitles you to one vote. The proxy card indicates the number of Common Shares that you owned on the record date.

     In connection with Proposal Two only, cumulative voting may be invoked if written notice is given by any shareholder to the President, a vice president or the Secretary of the Company at least 48 hours before the Annual Meeting that the shareholder desires that cumulative voting be used for the election of directors, and if an announcement of the giving of that notice is made when the Annual Meeting is convened by the President or the Secretary or by or on behalf of the shareholder giving that notice, each shareholder will have the right to cumulate the voting power the shareholder possesses in the election of directors. Each shareholder will be able to give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of the shareholder's Common Shares, or to distribute the shareholder's votes on the same principle among two or more candidates, as the shareholder sees fit.

HOW DO I VOTE BY PROXY?

     Whether or not you plan to attend the Annual Meeting, the Company urges you to complete, sign and date the enclosed proxy card and to return it in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting.

     If you properly complete your proxy card and send it to the Company in time to vote, your "proxy" (one of the individuals named in the proxy card) will vote your shares as you have directed. If you sign and return the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors to fix the number of directors at ten and to elect the director nominees listed in Proposal Two.

     If any other matter is presented, your proxy will vote in accordance with his or her best judgment. As of the date of this proxy statement, the Company is not aware of other matters to be acted on at the Annual Meeting other than those matters described in this proxy statement.

MAY I REVOKE MY PROXY?

     If you give a proxy, you may revoke it at any time before it is exercised by filing a proxy bearing a later date, by giving written notice to the Company at its principal executive offices located at 3300 Enterprise Parkway, Beachwood, Ohio 44122, attention: Secretary or by giving notice to the Company in open meeting. It is important to note that your presence at the Annual Meeting, without more, will not revoke your previously granted proxy.

WHAT VOTE IS REQUIRED TO APPROVE THE PROPOSALS ASSUMING THAT A QUORUM IS PRESENT AT THE ANNUAL MEETING?

PROPOSAL ONE: FIX NUMBER OF DIRECTORS AT TEN    The affirmative vote of a majority of the
                                                issued and outstanding common shares of the
                                                Company is required for approval of this
                                                proposal.

PROPOSAL TWO: ELECT TEN DIRECTORS               If Proposal One is approved, the ten
                                                director nominees receiving the greatest
                                                number of votes "FOR" election will be
                                                elected as directors. If Proposal One is not
                                                approved, Messrs. Jacobstein, Ahern and
                                                Gidel, the three new director nominees, will
                                                not be presented for election. In any event,
                                                if you do not vote for a particular nominee,
                                                or if you indicate "Withhold Authority" for
                                                a particular nominee on your proxy card,
                                                your vote will not count either for or
                                                against the nominee.

BROKER NON-VOTES                                The Company has been advised that under the
                                                rules of the New York Stock Exchange, if
                                                your broker holds your shares in its name,
                                                the broker will be entitled to vote your
                                                shares on the proposals even if it does not
                                                receive instructions from you.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of Common Shares of the Company as of February 29, 2000, except as otherwise disclosed in the notes below, by (a) the Company's directors and director nominees, (b) each other person who is known by the Company to own beneficially more than 5% of the outstanding Common Shares based on a review of filings with the Securities and Exchange Commission, (c) the Company's Chief Executive Officer and the Company's executive officers named in the Summary Compensation Table, and (d) the Company's current executive officers and directors as a group. Except as otherwise described in the notes below, the following beneficial owners have sole voting power and sole investment power with respect to all Common Shares set forth opposite their respective names.

                                                                  NUMBER OF
                                                                COMMON SHARES       PERCENTAGE
                                                              BENEFICIALLY OWNED    OWNERSHIP
                                                              ------------------    ----------
Bert L. and Iris S. Wolstein................................      5,377,790(1)          8.9%
34555 Chagrin Boulevard
Moreland Hills, Ohio 44022

LaSalle Investment Management (Securities), LP..............      3,312,851(2)          5.9%
200 East Randolph Drive
Chicago, Illinois 60601

LaSalle Investment Management, Inc..........................        945,100(2)          1.6%
200 East Randolph Drive
Chicago, Illinois 60601

CRA Real Estate Securities, LP..............................      3,103,400(3)          5.2%
259 North Radnor Chester Road, Suite 205
Radnor, Pennsylvania 19807

Scott A. Wolstein...........................................      2,843,257(4)          4.7%
James A. Schoff.............................................        689,591(5)          1.2%
David M. Jacobstein.........................................              500             *
Daniel B. Hurwitz...........................................              500             *
Joan U. Allgood.............................................        182,682(6)            *
William H. Schafer..........................................        192,625(7)            *
Eric M. Mallory.............................................         36,033(8)            *
William N. Hulett III.......................................         30,166(9)            *
Ethan Penner................................................        16,816(10)            *
Albert T. Adams.............................................         26,816(9)            *
Dean S. Adler...............................................         6,816(11)            *
Barry A. Sholem.............................................         3,483(12)            *
Terrance R. Ahern...........................................                0             *
Robert H. Gidel.............................................         3,000(13)            *
Richard J. Kaplan...........................................           54,422             *
All Current Executive Officers, Directors and
  Director Nominees as a Group (14 persons).................        4,032,285           6.7%

---------------

  * Less than 1%.

 (1) According to a report on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2000, Bert L. and Iris S. Wolstein beneficially owned 5,377,790 of the Common Shares outstanding as of the date of that filing. In that Schedule 13G, Bert L. and Iris S. Wolstein disclosed that they have shared voting and dispositive power over 5,377,790 Common Shares consisting of 4,330,214 Common Shares owned by Bert L. Wolstein, 247,576 Common Shares owned by Iris S. Wolstein and 800,000 Common Shares subject to currently exercisable options held by Bert L. Wolstein.

 (2) According to a report on Schedule 13G filed with the Securities and Exchange Commission on February 10, 2000, LaSalle Investment Management, Inc. ("LaSalle Investment"), a registered investment adviser, beneficially owned 945,100 of the Common Shares outstanding as of December 31, 2000 and LaSalle Investment Management (Securities), L.P. ("LaSalle Securities"), a registered investment adviser, beneficially owned 3,510,351 Common Shares as of December 31, 2000. In that Schedule 13G (i) LaSalle Investment disclosed that it has sole voting power over 385,600 of those Common Shares, sole dispositive power over 385,600 of those Common Shares and shared dispositive power over 559,500 of those Common Shares; and (ii) LaSalle Securities disclosed that it has sole voting power over 244,600 of those Common Shares, shared voting power over 3,131,555 of those Common Shares, sole dispositive power over 197,500 of those Common Shares and shared dispositive power over 3,312,851 of those Common Shares. In that
     Schedule 13G LaSalle Investment and LaSalle Securities disclosed that they are a "group" for federal securities law purposes.

 (3) According to a report on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2000, CRA Real Estate Securities, LP ("CRA"), a registered investment advisor, beneficially owned 3,103,400 of the Common Shares outstanding as of December 31, 1999. In that Schedule 13G CRA disclosed that it has sole voting power over 2,624,500 of those Common Shares, sole dispositive power over 3,008,800 of those Common Shares and shared dispositive power over 94,600 of those Common Shares.

 (4) Includes 1,756,285 Common Shares subject to options currently exercisable or exercisable within 60 days.

 (5) Does not include any of the following Common Shares, beneficial ownership of which is disclaimed by Mr. Schoff: (a) 804 Common Shares owned by a trust, the trustee of which is Mr. Schoff's wife and the beneficiary of which is Mr. Schoff's daughter, (b) 1,996 Common Shares owned by Mr. Schoff's son, (c) 816 Common Shares owned by an individual retirement account held by Mr. Schoff's wife, and (d) 2,000 Common Shares owned by a partnership in which Mr. Schoff owns a one-half interest. Includes 111,700 Common Shares subject to options currently exercisable or exercisable within 60 days.

 (6) Does not include 2,000 Common Shares owned by Mrs. Allgood's husband, beneficial ownership of which is disclaimed by Mrs. Allgood. Includes 102,167 Common Shares subject to options currently exercisable or exercisable within 60 days.

 (7) Includes 149,250 Common Shares subject to options currently exercisable or exercisable within 60 days.

 (8) Includes 33,333 Common Shares subject to options currently exercisable or exercisable within 60 days.

 (9) Includes 26,666 Common Shares subject to options currently exercisable or exercisable within 60 days for each of Mr. Hulett and Mr. Adams.

(10) Includes 16,666 Common Shares subject to options currently exercisable or exercisable within 60 days.

(11) Includes 6,666 Common Shares subject to options currently exercisable or exercisable within 60 days.

(12) Includes 3,333 Common Shares subject to options currently exercisable or exercisable within 60 days.

(13) Includes 3,000 shares owned by a partnership in which Mr. Gidel and his wife have a one-half interest.

              PROPOSAL ONE: TO FIX THE NUMBER OF DIRECTORS AT TEN

     The Company's Code of Regulations provides that the number of directors shall be fixed by the shareholders at no fewer than three nor more than 15. The number of directors has been fixed at seven and there are currently seven directors on the Board. All seven current members of the Board are nominated for re-election. The Board of Directors is proposing that the number of directors be increased to ten. The Board believes that David M. Jacobstein, Terrence R. Ahern and Robert H. Gidel could make significant contributions as directors and has nominated them for election if the proposal to increase the size of the Board is approved.

     The affirmative vote of a majority of the issued and outstanding Common Shares is required for approval of this proposal.

     The Board of Directors recommends that the shareholders vote FOR this proposal.

                      PROPOSAL TWO: ELECTION OF DIRECTORS

     If Proposal One is adopted, the number of directors will be fixed at ten. At the Annual Meeting, unless you specify otherwise, the Common Shares represented by your proxy will be voted to re-elect Messrs. Wolstein, Schoff, Hulett, Penner, Adams, Adler and Sholem and, if Proposal One is adopted, to elect Messrs. Jacobstein, Ahern and Gidel. The ten nominees, or seven nominees if Proposal One is not approved, receiving the most votes will be elected as directors. If elected, each nominee will serve as a director until the next annual meeting of shareholders and until his successor is duly elected and qualified.

     If notice in writing is given by any shareholder to the President, a vice president or the Secretary of the Company, not less than 48 hours before the time fixed for holding the Annual Meeting, that the shareholder desires that cumulative voting be used for the election of directors, and if an announcement of the giving of such notice is made upon the convening of the Annual Meeting by the President or the Secretary or by or on behalf of the shareholder giving such notice, each shareholder will have the right to cumulate the voting power the shareholder possesses in the election of directors. Each shareholder will be able to give one candidate an amount of votes equal to the number of directors to be elected multiplied by the number of the shareholder's Common Shares, or to distribute the shareholder's votes on the same principle among two or more candidates, as the shareholder sees fit.

     If voting for the election of directors is cumulative, the persons named in the enclosed proxy will vote the Common Shares represented by proxies given to them in such fashion so as to elect as many of the nominees as possible.

     If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), it is intended that proxies will be voted for the election of a substitute nominee designated by management. The following information is furnished with respect to each person nominated for election as a director.

                  NOMINEES FOR ELECTION AT THE ANNUAL MEETING

                                                                                       PERIOD
                                                                                     OF SERVICE
     NAME AND AGE                         PRINCIPAL OCCUPATION                       AS DIRECTOR
     ------------                         --------------------                      -------------
Scott A. Wolstein        Chairman of the Board of Directors of the Company and      11/92-Present
  47                     Chief Executive Officer of the Company
James A. Schoff          Vice Chairman of the Board of Directors of the Company     11/92-Present
  54                     and Chief Investment Officer of the Company
David M. Jacobstein 53   President and Chief Operating Officer of the Company            Director
                                                                                          Nominee
William N. Hulett III    Managing member of Fame Development, Ltd. (real estate      2/93-Present
  56                     industry)
Ethan Penner 37          Founder of The Penner Group (financial industry)            4/96-Present
Albert T. Adams 49       Partner, Baker & Hostetler LLP (law firm)                   4/96-Present
Dean S. Adler 43         Principal, Lubert-Adler Partners, L.P. (real estate         5/97-Present
                         investments)
Barry A. Sholem 44       Co-Chairman and Managing Director, Donaldson, Lufkin &      5/98-Present
                         Jenrette, Inc. Real Estate Capital Partners (real
                         estate investments)
Terrance R. Ahern        Principal, The Townsend Group (institutional real               Director
  44                     estate consulting)                                               Nominee
Robert H. Gidel          Managing Partner, Liberty Partners, LP (real estate             Director
  48                     investments)                                                     Nominee

     Scott A. Wolstein has been the Chief Executive Officer and a Director of the Company since its organization. Mr. Wolstein has been Chairman of the Board of Directors of the Company since May 1997 and was President of the Company from its organization until May 1999, when Mr. Jacobstein joined the Company. Prior to the organization of the Company, Mr. Wolstein was a principal and executive officer of Developers Diversified Group ("DDG"), the Company's predecessor. Mr. Wolstein is a graduate of the Wharton School at the University of Pennsylvania and of the University of Michigan Law School. He is currently a member of the Board of Trustees of the National Association of Real Estate Investment Trusts ("NAREIT") and the International Council of Shopping Centers and serves as the General Co-Chairman of the Cleveland Campaign for the State of Israel Bonds. He is also a member of the Young Presidents Organization, The Urban Land Institute, The Real Estate Roundtable and the Wharton Real Estate Center. Mr. Wolstein also serves as Chairman of the Board of Trust Managers of American Industrial Properties REIT ("AIP"), a New York Stock Exchange listed REIT in which the Company has a significant investment, as a representative of the Company.

     James A. Schoff has been the Vice Chairman of the Board of Directors and Chief Investment Officer of the Company since March 1998. From the organization of the Company until March 1998, Mr. Schoff served as Executive Vice President, Chief Operating Officer and a Director of the Company. Prior to the organization of the Company, Mr. Schoff was a principal and executive officer of DDG. After graduating from Hamilton College and Cornell University Law School, Mr. Schoff practiced law with the firm of Thompson, Hine and Flory LLP in Cleveland, Ohio, where he specialized in the acquisition and syndication of real estate properties. Mr. Schoff serves as a member of the Executive Committee and Board of Trustees of the Western Reserve Historical Society and the National Committee for Community and Justice. Mr. Schoff also serves as a director of AIP as a representative of the Company.

     David M. Jacobstein has been the President and Chief Operating Officer of the Company since May 1999. From 1986 until the time he joined the Company, Mr. Jacobstein was employed by Wilmorite, Inc., a Rochester, New York based shopping center developer where most recently he served as Vice Chairman and Chief Operating

Officer. Mr. Jacobstein is a graduate of Colgate University and George Washington University Law School. Prior to joining Wilmorite, Mr. Jacobstein practiced law with the firms of Thompson, Hine & Flory LLP in Cleveland, Ohio and Harris, Beach & Wilcox in Rochester, New York where he specialized in corporate and securities law. He is a member of the International Council of Shopping Centers and has served as a Vice-President of the Colgate University Alumni Corporation and as President of the Allendale Columbia School (Rochester,
NY) Board of Trustees.

     William N. Hulett III has been managing member of Fame Development, Ltd., a residential real estate developer since June 1999. Mr. Hulett has been a Director of BridgeStreet Accommodations, Inc. ("BridgeStreet"), an American Stock Exchange listed company in the extended stay lodging industry, since June 1997. From June 1997 to June 1998, Mr. Hulett served as President and Chief Executive Officer of BridgeStreet and from June 1998 to June 1999 he served as Vice Chairman of the Board of Directors of BridgeStreet. From September 1995 to May 1997, Mr. Hulett was the Co-Chairman and Chief Executive Officer of the Rock and Roll Hall of Fame and Museum in Cleveland, Ohio. From May 1981 to May 1993, Mr. Hulett was the President of Stouffer Hotel Company, the owner of a national hotel chain. Prior to that time, Mr. Hulett served as Vice President of Operations for Westin Hotels, based in Seattle, Washington. In December 1991, he completed a third consecutive term as Chairman of the Convention and Visitors Bureau of Greater Cleveland. Mr. Hulett is Chairman of the Northern Ohio Chapter of the American Red Cross, a director of Cuyahoga Community College and a member of the Civic Vision 2000 Steering Committee. He is also a director of the Greater Cleveland Growth Association and Cleveland Development Advisors. Mr. Hulett was named Business Executive of the Year for 1995 by the Sales and Marketing Executives Association.

     Ethan Penner founded The Penner Group, a firm involved in the financial industry, in September 1998. Mr. Penner was the President and Chief Executive Officer of The Capital Company of America, and its predecessor Nomura Asset Capital Corporation, from 1997 until September 1998. In addition, he was a member of Nomura's Operating Committee and the Executive Managing Director of Nomura Securities International, Inc. from 1994 until September 1998. From 1992 to 1994, Mr. Penner was President of Magellan Financial Services, an investment banking firm which he founded in 1992. Prior to founding Magellan Financial Services, Mr. Penner was a Principal at Morgan Stanley & Co., Inc. from 1987 to 1992. Mr. Penner is an Advisor to the Wharton School's Real Estate Center, serves as a Trustee of the Simon Wiesenthal Center, the Elton John AIDS Foundation and the California Pacific Medical Center and is the founder and current President of The Walt Frazier Youth Foundation.

     Albert T. Adams has been a partner with the law firm of Baker & Hostetler LLP in Cleveland, Ohio, since 1984 and has been associated with the firm since 1977. Mr. Adams has been Chairman of the Cleveland office of Baker & Hostetler LLP since January 1997. Mr. Adams is a graduate of Harvard College, Harvard Business School and Harvard Law School. He serves as a member of the Board of Trustees of the Greater Cleveland Roundtable and of the Western Reserve Historical Society. Mr. Adams also serves as a director of AIP as a representative of the Company, and is a director of Associated Estates Realty Corporation, Boykin Lodging Company, Captec Net Lease Realty, Inc. and Dairy Mart Convenience Stores, Inc.

     Dean S. Adler is currently a principal with Lubert-Adler Partners, L.P., a private equity real estate investment company which he founded in 1997. From 1987 through 1996, Mr. Adler was a principal and co-head of the private equity group of CMS Companies, specializing in acquiring operating businesses and real estate. Mr. Adler is a graduate of the Wharton School and the University of Pennsylvania Law School. He was an instructor at the Wharton School between 1981 and 1983. He currently serves as a member of the Board of Directors of The Lane Company, Electronics Boutique, Inc., U.S. Franchise Systems Inc. and Trans World Entertainment Corporation. Mr. Adler has served on such community boards as the UJA National Young Leadership Cabinet and he is currently a member of the Alexis de Tocqueville Society and is co-chairman of The Walt Frazier Youth Foundation.

     Barry A. Sholem is currently the Co-Chairman and Managing Director of Donaldson, Lufkin & Jenrette, Inc. Real Estate Capital Partners, a $750 million real estate fund which invests in a broad range of real estate related assets, which he joined in January 1995. Prior to joining Donaldson, Lufkin & Jenrette, Inc., Mr. Sholem was with Goldman, Sachs & Co. for fifteen years and was head of the Real Estate Principal Investment Area for

Goldman, Sachs & Co. on the West Coast. Mr. Sholem is a graduate of Brown University and Northwestern University's J.L. Kellogg Graduate School of Management. Mr. Sholem is currently active in the Urban Land Institute ("RCMF Council"), the International Council of Shopping Centers, the U.C. Berkeley Real Estate Advisory Board and the Business Roundtable.

     Terrance R. Ahern is a co-founder and principal of The Townsend Group, an institutional real estate consulting firm formed in 1986 which represents primarily tax-exempt clients such as public and private pension plans, endowment, foundation and multi-manager investments. Mr. Ahern is a member of the Board of Directors of the Pension Real Estate Association ("PREA"). He was formerly a member of the Board of Governors of NAREIT. Prior to founding The Townsend Group, Mr. Ahern was a Vice President of a New York based real estate investment firm and was engaged in the private practice of law. Mr. Ahern received a B.A. and J.D. from Cleveland State University.

     Robert H. Gidel is the managing partner of Liberty Partners, LP, an investment partnership formed to purchase securities interests in private and public real estate companies. From 1997 through 1998, he was President and Chief Executive Officer of Meridian Point VIII, an industrial REIT based in San Francisco. Prior to Meridian, he was President and Chief Operating Officer of Paragon Group, a multi-family property REIT based in Dallas, Texas, from 1995 through 1997. During 1993 through 1995, he was President and Chief Executive Officer of Brazos Partners based in Dallas, Texas. Prior to this, Mr. Gidel was a managing director and member of the board of directors of Alex. Brown Kleinwort Benson Realty Advisors, a real estate investment management firm formed in 1990 as a result of the merger of Alex. Brown Realty Advisors ("ABRA") and Financial Investment Advisors. Mr. Gidel had been president of ABRA since 1986. From 1981 through 1985, Mr. Gidel served in a wide range of positions at Heller Financial and its subsidiary, Abacus Real Estate Finance. He is a graduate of the University of Florida's Warrington College of Business with a major in real estate. Mr. Gidel is currently the chairman of the Real Estate Advisory Board at the Warrington College of Business and a Hoyt Fellow at the Homer Hoyt Institute. Mr. Gidel currently serves as a director of AIP as a representative of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

     During the fiscal year ended December 31, 1999, the Board of Directors held eight meetings. The Board of Directors has an Audit Committee, a Dividend Declaration Committee, an Executive Compensation Committee and a Granting Committee. The Board of Directors does not have a Nominating Committee. Each director attended more than 75% of the aggregate number of meetings of the Board of Directors and committees on which he served in 1999.

     Audit Committee. The Audit Committee, which consists of Messrs. Adams, Penner and Sholem, makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the audit plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants and reviews the adequacy of the Company's internal accounting controls. The Audit Committee held two meetings in 1999.

     Dividend Declaration Committee. The Dividend Declaration Committee, which consists of Messrs. Wolstein, Adams and Schoff, determines if and when the Company should declare dividends on its capital stock and the amount thereof, consistent with the dividend policy adopted by the Board of Directors. The Dividend Declaration Committee held four meetings in 1999.

     Executive Compensation Committee. The Executive Compensation Committee, which consists of Messrs. Adams, Adler and Hulett, determines compensation for the Company's executive officers and administers the Company's stock option and equity-based award plans. The Executive Compensation Committee held six meetings in 1999.

     Granting Committee. The Granting Committee was established in order to comply with Rule 16b-3 promulgated under the Securities Exchange Act of 1934. The Granting Committee, which consists of

Messrs. Adler, Hulett and Sholem, determines if and when the Company should grant stock options and other equity-based awards to executive officers, and the terms of such awards, consistent with the policy adopted by the Board of Directors and pursuant to the terms of the Developers Diversified Realty Corporation 1992 Employees' Share Option Plan, the 1996 Developers Diversified Realty Corporation Equity-Based Award Plan and the 1998 Developers Diversified Realty Corporation Equity-Based Award Plan. The Granting Committee held two meetings in 1999.

COMPENSATION OF DIRECTORS

     In 1999, the Company paid an annual fee of $16,000, plus a fee of $1,000 for each Board meeting attended, $500 for each committee meeting attended and $250 for each telephonic meeting held, to its directors who are not employees or officers of the Company. Based on the recommendations of the Company's outside compensation consultant, in 2000 this compensation has been increased to an annual fee of $20,000, plus a fee of $1,000 for each Board and committee meeting attended or $500 for each telephonic meeting attended. Effective January 1, 2000, each non-employee director who has been a director for at least one year will receive options to purchase 1,000 Common Shares and each non-employee director who has been a director for at least one year will receive a grant of 150 restricted Common Shares vesting one-half on the date of the grant and one-half on the first anniversary of the grant. Directors are also reimbursed for expenses incurred in attending meetings. No options were granted to non-employee directors in 1999.

     Non-employee directors are permitted to defer all or a portion of their fees pursuant to the Company's Directors' Deferred Compensation Plan. The plan is unfunded and participants' contributions are converted to units, the value of which fluctuates according to the market value of the Common Shares. Messrs. Adams, Adler and Hulett elected to defer their 1999 fees pursuant to the plan. During their terms as directors, Messrs. Adams, Adler and Hulett have deferred compensation represented by 4,976, 1,519 and 7,624 units, respectively. As of December 31, 1999, those units were valued at $64,068 for Mr. Adams, $19,556 for Mr. Adler and $98,160 for Mr. Hulett.

                             EXECUTIVE COMPENSATION

     The following information is set forth with respect to the Company's Chief Executive Officer, the other four most highly compensated executive officers, each of whom was serving as an executive officer at December 31, 1999, and one executive officer who resigned in 1999 (the "named executive officers").

                         I. SUMMARY COMPENSATION TABLE

                                                                          LONG TERM
                                         ANNUAL COMPENSATION         COMPENSATION AWARDS
                                       ------------------------    ------------------------
                                                                   RESTRICTED    SECURITIES
                                                                     STOCK       UNDERLYING       OTHER
                             FISCAL                                  AWARD        OPTIONS/     COMPENSATION
NAME AND PRINCIPAL POSITION   YEAR     SALARY($)    BONUS($)(1)    (S)($)(2)      SARS(#)         ($)(3)
---------------------------  ------    ---------    -----------    ----------    ----------    ------------
Scott A. Wolstein........     1999       511,458       383,594       432,677       164,063        62,441
  Chairman and Chief          1998       500,000       425,000           -0-           -0-        47,132
  Executive Officer           1997       500,000       625,000     1,564,500     1,500,000        52,648
James A. Schoff..........     1999       336,458       168,299       123,622        46,875        37,520
  Vice Chairman and           1998       312,500       175,000           -0-           -0-        38,101
  Chief Investment
     Officer.............     1997       275,000       275,000           -0-           -0-        41,345
David M. Jacobstein......     1999       203,125       101,563           -0-       300,000        39,879
  President and Chief
  Operating Officer(4)
Daniel B. Hurwitz........     1999       164,808       107,404(5)        -0-       200,000        19,215
  Executive Vice
  President(4)
Joan U. Allgood..........     1999       197,917        49,479        47,101        17,857         4,245
  Vice President and          1998       175,000        50,000           -0-           -0-         1,969
  General Counsel             1997       175,000        87,500           -0-           -0-           -0-
Richard J. Kaplan........     1999       852,500(5)        -0-           -0-           -0-           540
  Executive Vice
     President...........     1998       225,000           -0-           -0-       200,000         3,375
  and Chief Operating
  Officer(6)

---------------

(1) For a description of the method used in determining the bonuses paid to executive officers, see "Employment Agreements" and "Report of the Executive Compensation Committee of the Board of Directors."

(2) On July 17, 1996, Mr. Wolstein was granted 50,000 restricted Common Shares. Pursuant to the terms of the restricted shares agreement between the Company and Mr. Wolstein, 10,000 restricted shares vested immediately on the date of the grant. The remaining restricted shares vest in 10,000 share increments on each subsequent July 17th following the date of grant. Dividends on the restricted shares are payable in additional restricted shares. On November 29, 1999, Mr. Wolstein was granted 31,325 restricted Common Shares, Mr. Schoff was granted 8,950 restricted Common Shares and Mrs. Allgood was granted 3,410 restricted Common Shares. One-fifth of each grant vested on the date of the grant and an additional one-fifth vests on each November 29th following the date of grant. Dividends on these restricted shares are paid to the individuals in cash.

(3) The dollar value, at December 31, 1999, of contributions of Common Shares made pursuant to the Company's Profit Sharing Plan and Trust Plan equaled $1,966 and $1,848, respectively, for Mr. Wolstein and Mr. Schoff. The dollar value of contributions made pursuant to the Company's Elective Deferred Compensation Plan equaled $5,897, $3,104 and $2,625, respectively, for Mr. Wolstein, Mr. Schoff and Mrs. Allgood. Messrs. Wolstein and Schoff each received $10,000 allowances relating to fiscal year 1999 tax and financial planning expenses, and $10,896 and $3,377, respectively, for taxable payments on split dollar life insurance pursuant to their employment agreements and Messrs. Wolstein, Schoff, Jacobstein and Hurwitz received $16,927, $13,691, $10,227 and $7,272, respectively, relating to automobile lease payments pursuant to their employment agreements. Messrs. Jacobstein and Hurwitz received $25,650 and $9,273, respectively, for the payment of various moving related expenses pursuant to their employment agreements. Messrs. Wolstein, Schoff, Jacobstein, Hurwitz and Mrs. Allgood received $16,755, $5,500, $4,002, $2,670 and $1,620, respectively, for the payment of country club dues.

(4) Mr. Jacobstein joined the Company in May 1999 and Mr. Hurwitz joined the Company in June 1999.

(5) Includes a $25,000 signing bonus paid to Mr. Hurwitz when he joined the Company.

(6) Mr. Kaplan joined the Company April 1, 1998 and resigned effective March 1, 1999. All of his options were forfeited on that date. The amounts paid include amounts paid pursuant to the agreement described under the heading "Resignation of Richard J. Kaplan."

                   II. OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table sets forth information with respect to the awarding of options to purchase Common Shares in 1999 to the executive officers named in the Summary Compensation Table.

                                           PERCENT OF TOTAL
                            NUMBER OF          OPTIONS
                            SECURITIES         GRANTED                                          GRANT DATE
                            UNDERLYING       TO EMPLOYEES      EXERCISE                          PRESENT
                           OPTIONS/SARS       IN FISCAL         PRICE         EXPIRATION          VALUE
            NAME              (#)(1)           YEAR (2)         ($/SH)           DATE              ($)
            ----           ------------    ----------------    --------    -----------------    ----------
    Scott A. Wolstein        164,063             15.1%         $13.8125    November 29, 2009     $152,349(3)
    James A. Schoff           46,875              4.3           13.8125    November 29, 2009       43,528(3)
    David M. Jacobstein      300,000             27.7           16.5625      May 17, 2009         619,110(4)
    Daniel B. Hurwitz        200,000             18.5           16.25        June 14, 2009        426,180(5)
    Joan U. Allgood           17,857              1.6           13.8125    November 29, 2009       16,582(3)
    Richard J. Kaplan            -0-              -0-             -0-             -0-                 -0-

---------------

(1) Options vest in one-third increments on each of the first three consecutive anniversaries of the date of grant and may be exercised once vested. Mr. Kaplan resigned from the Company effective as of March 1, 1999 and all of his options were forfeited on that date.

(2) Based on options to purchase an aggregate of 1,082,977 Common Shares granted to employees during 1999.

(3) Based on the Black-Scholes options pricing model, adapted for use in valuing stock options granted to executives. The following assumptions were used in determining the values set forth in the table: (a) expected volatility of 24.6608% which reflects the daily closing prices of the Common Shares on the New York Stock Exchange for the 12-month period ended November 29, 1999, (b) risk-free rates of return of 6.42% for the options which expire in November 2009 (which percentage represents the yield on a United States Government Zero Coupon bond with a 10-year maturity prevailing on the date on which the options were granted), (c) dividend yield of 10.1% for the options (which percentage represents an annualized distribution of $1.40 per Common Share divided by the exercise price of the options), and (d) the exercise of the options at the end of their 10-year term. No adjustments were made for nontransferability or risk of forfeiture of the options. The calculations were made using a price per Common Share and option exercise price of $13.8125 for the options. The estimated present values in the table are not intended to provide, nor should they be interpreted as providing, any indication or assurance concerning future values of the Common Shares.

(4) Based on the Black-Scholes options pricing model, adapted for use in valuing stock options granted to executives. The following assumptions were used in determining the values set forth in the table: (a) expected volatility of 31.1332% which reflects the daily closing prices of the Common Shares on the New York Stock Exchange for the 12-month period ended May 17, 1999, (b) risk-free rates of return of 5.65% for the options which expire in May 2009 (which percentage represents the yield on a United States Government Zero Coupon bond with a 10-year maturity prevailing on the date on which the options were granted), (c) dividend yield of 8.5% for the options (which percentage represents an annualized distribution of $1.40 per Common Share divided by the exercise price of the options), and (d) the exercise of the options at the end of their 10-
year term. No adjustments were made for nontransferability or risk of forfeiture of the options. The calculations were made using a price per Common Share and option exercise price of $16.563 for the options. The estimated present values in the table are not intended to provide, nor should they be interpreted as providing, any indication or assurance concerning future values of the Common Shares.

(5) Based on the Black-Scholes options pricing model, adapted for use in valuing stock options granted to executives. The following assumptions were used in determining the values set forth in the table: (a) expected volatility of 31.7514% which reflects the daily closing prices of the Common Shares on the New York Stock Exchange for the 12-month period ended June 14, 1999, (b) risk-free rates of return of 5.96% for the options which expire in June 2009 (which percentage represents the yield on a United States Government Zero Coupon bond with a 10-year maturity prevailing on the date on which the options were granted), (c) dividend yield of 8.6% for the options (which percentage represents an annualized distribution of $1.40 per Common Share divided by the exercise price of the options), and (d) the exercise of the options at the end of their 10-year term. No adjustments were made for nontransferability or risk of forfeiture of the options. The calculations were made using a price per Common Share and option exercise price of $16.25 for the options. The estimated present values in the table are not intended to provide, nor should they be interpreted as providing, any indication or assurance concerning future values of the Common Shares.

    III. AGGREGATE OPTION EXERCISES IN 1999 AND 1999 YEAR-END OPTION VALUES

     The following table sets forth information with respect to the value of options held by the executive officers named in the Summary Compensation Table on December 31, 1999.

                                                               NUMBER OF SECURITIES     VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED        IN-THE-MONEY
                                                                 OPTIONS AT 1999          OPTIONS AT 1999
                                                                   YEAR-END(#)             YEAR-END($)(1)
                                  SHARES                      ----------------------    --------------------
                                ACQUIRED ON       VALUE            EXERCISABLE/             EXERCISABLE/
             NAME               EXERCISE(#)    REALIZED($)        UNEXERCISABLE            UNEXERCISABLE
             ----               -----------    -----------    ----------------------    --------------------
Scott A. Wolstein.............      -0-            -0-         1,756,285/364,064           -0-/-0-
James A. Schoff...............      -0-            -0-          111,700/46,875             -0-/-0-
David M. Jacobstein...........      -0-            -0-            -0-/300,000              -0-/-0-
Daniel B. Hurwitz.............      -0-            -0-            -0-/200,000              -0-/-0-
Joan U. Allgood...............      -0-            -0-          102,167/17,857            1,568/-0-
Richard J. Kaplan (2).........      -0-            -0-              -0-/-0-                -0-/-0-

---------------

(1) Based on the market price at $12.875 per Common Share at the close of trading on December 31, 1999.

(2) Mr. Kaplan resigned from the Company effective as of March 1, 1999 and all of his options were forfeited on that date.

EMPLOYMENT AGREEMENTS

     The Company has entered into separate employment agreements with five of its executive officers, including each of the named executive officers other than Mrs. Allgood. The agreements with Messrs. Wolstein and Schoff were amended and restated in April 1999. Each of the employment agreements contains an "evergreen" provision which provides for an automatic extension of the agreement for an additional year at the end of each calendar year, subject to the right of either party to terminate by giving one year's prior written notice in the case of Messrs. Wolstein and Schoff, or by the Company giving 90 days' prior written notice in the case of Messrs. Jacobstein and Hurwitz. Pursuant to their respective agreements, each of the named executive officers are, and Mr. Kaplan was, required to devote their entire business time to the Company. The agreements provide for a current annual base salaries of $525,000, $350,000, $325,000, and $300,000 for Messrs. Wolstein, Schoff, Jacobstein and Hurwitz, respectively. Messrs. Wolstein, Schoff, Jacobstein and Hurwitz's agreements provide, and Mr. Kaplan's agreement provided, for the use of an automobile and membership in a golf club and, in the case of Messrs. Wolstein and Schoff, membership in a business club. In addition, the Company paid certain expenses in connection with Mr. Jacobstein's relocation to Cleveland, including commissions, expenses and fees related to the sale of his house and purchase of a new house and his moving expenses. The agreements of Messrs. Wolstein, Schoff and Jacobstein include an allowance of $10,000 for each of Messrs. Wolstein and Schoff, and $5,000 for Mr. Jacobstein, for tax return preparation and financial planning services. Pursuant to the agreements, Mr. Wolstein is entitled to a bonus of from 50% to 125% of his annual base salary, Mr. Schoff is entitled to a bonus of from 25% to 100% of his annual base salary, Mr. Jacobstein is entitled to a bonus of from 25% to 100% of his annual base salary, Mr. Hurwitz is entitled to a bonus of from 25% to 75% of his base salary, and Mr. Kaplan was entitled to a bonus of 25% to 75% of his annual base salary. See "Report of the Executive Compensation Committee of the Board of Directors -- Components of the Compensation Plan -- Bonuses" for a discussion of the methods used to determine these bonuses.

CHANGE IN CONTROL AGREEMENTS

     The Company has entered into Change In Control Agreements with all of its executive officers including each of the named executive officers (excluding Mr. Kaplan). Under the agreements, certain benefits are payable by the Company if a "Triggering Event" occurs within two years (or three years for Messrs. Wolstein and Schoff) after a "Change in Control."

     A "Triggering Event" occurs if within two years (or three years in the case of Messrs. Wolstein and Schoff) after a Change of Control (a) the Company terminates the employment of the named executive officer, other than in the case of a "Termination For Cause" (as defined in the applicable Change in Control Agreement); (b) the Company reduces the named executive officer's title, responsibilities, power or authority in comparison with his or her title, responsibilities, power or authority at the time of the Change in Control; (c) the Company assigns the named executive officer duties which are inconsistent with the duties assigned to the named executive officer on the date on which the Change in Control occurred and which duties the Company persists in assigning to the named executive officer despite the prior written objection of that officer;
(d) the Company reduces the named executive officer's base compensation, his or her group health, life, disability or other insurance programs (including any such benefits provided to such executive's family), his or her pension, retirement or profit-sharing benefits or any benefits provided by one of the Company's equity-based award plans, or any substitute therefor, or excludes him or her from any plan, program or arrangement in which the other executive officers of the Company are included; or (e) the Company requires the named executive officer to be based at or generally work from any location more than fifty miles from the geographical center of Cleveland, Ohio.

     A "Change in Control" occurs if (a) any person or group of persons, acting alone or together with any of its affiliates or associates, acquires a legal or beneficial ownership interest, or voting rights, in 20% or more of the outstanding Common Shares; (b) at any time during a period of 24 consecutive months, individuals who were directors of the Company at the beginning of the period no longer constitute a majority of the members of the Board of Directors unless the election, or the nomination for election by the Company's shareholders, of each director who was not a director at the beginning of the period is approved by at least a majority of the directors who are in office at the time of the election or nomination and were directors at the beginning of the period; or (c) a record date is established for determining shareholders of the Company entitled to vote upon (i) a merger or consolidation of the Company with another real estate investment trust, partnership, corporation or other entity in which the Company is not the surviving or continuing entity or in which all or a substantial part of the outstanding shares are to be converted into or exchanged for cash, securities, or other property, (ii) a sale or other disposition of all or substantially all of the assets of the Company or (iii) the dissolution of the Company. The agreements of Messrs. Hurwitz and Mallory each provide that if certain conditions are met, a spin-off of the Company's real estate development business is not a Change in Control.

     Within 30 days after the occurrence of a Triggering Event, the Company must pay the named executive officer an amount equal to the sum of two times (or three times in the case of Messrs. Wolstein and Schoff) the maximum annual salary and bonus then payable to the officer. In addition, the Company agreed to continue to provide life and health insurance benefits that are comparable to or better than those provided to the named executive officer at the time of the Change in Control until the earlier of two years from the date of the Triggering

Event and the date the named executive officer becomes eligible to receive comparable or better benefits from a new employer. The Company also agreed to continue its guarantees of loans described under the caption "Certain Transactions--Guarantees of Loans" until the time such loans are repaid and not to direct or take any action to cause those loans to be accelerated or called prior to the maturity of the loans.

RESIGNATION OF RICHARD J. KAPLAN

     Richard J. Kaplan, the Company's former Executive Vice President and Chief Operating Officer, resigned from the Company effective as of March 1, 1999. In connection with his resignation, Mr. Kaplan and the Company entered into an Agreement and Release. Under this agreement, Mr. Kaplan received a one-time, lump-sum payment of $802,500 and an additional $1,000 per month for consulting services through December 31, 1999. These amounts are reflected in the Summary Compensation Table. Mr. Kaplan agreed to continue the noncompetition and confidentiality provisions of his employment agreement through December 31, 2000, and his employment agreement was otherwise terminated. In addition, he released any and all claims that he may have had against the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1999, the members of the Executive Compensation Committee were Albert T. Adams, Dean S. Adler and William N. Hulett. For a discussion of certain transactions between the Company and Mr. Adams, see "Certain Transactions."

PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total return of a hypothetical investment in the Common Shares with the cumulative total return of a hypothetical investment in each of the Russell 2000 Index and the NAREIT Equity REIT Total Return Index based on the respective market prices of each such investment on the dates shown below, assuming an initial investment of $100 on January 1, 1994 and the reinvestment of dividends.

                                     GRAPH

               Developers Diversified Realty Corporation        Russell 2000 Index    NAREIT Equity Total Return Index
1/1/95                                           $100.00                   $100.00                             $100.00
12/31/95                                         $103.29                   $128.44                             $115.27
12/31/96                                         $137.61                   $149.63                             $155.92
12/31/97                                         $151.19                   $183.08                             $187.51
12/31/98                                         $150.27                   $178.42                             $154.69
12/31/99                                         $120.01                   $216.35                             $147.54

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

INTRODUCTION

     The compensation of the Company's executive officers is currently determined by the Executive Compensation Committee of the Company's Board of Directors (the "Committee"). In 1999, the Committee was comprised of Mr. Adler, Chairman of the Committee, Mr. Adams and Mr. Hulett.

PHILOSOPHY

     The primary objectives of the Committee in determining executive compensation for 1999 were (i) to provide a competitive total compensation package that enables the Company to attract and retain qualified executives and align their compensation with the Company's overall business strategies and (ii) to provide each executive officer with a significant equity stake in the Company through stock options and grants of restricted Common Shares. The Committee determines compensation for those officers considered "executive officers" under the rules and regulations of the Securities and Exchange Commission.

     To this end, the Committee determined executive compensation consistent with a philosophy of compensating executive officers based on their responsibilities, the Company's performance and the achievement of established annual goals. The primary components of the Company's executive compensation program are (i) base salaries and certain other annual compensation, (ii) bonuses and (iii) stock options, grants of restricted Common Shares and performance units. Each of these elements is discussed below.

COMPONENTS OF THE COMPENSATION PROGRAM

     Base Salaries and Certain Other Annual Compensation. The base salaries and certain other annual compensation for the Company's executive officers in 1999 were determined with reference to the experience of the officers as compared to other executives in the REIT industry, the Company's past practice and comparisons of compensation paid by companies in two peer groups: REITs of similar size to the Company and REITs with retail assets as their primary focus. The Company has engaged an outside consultant to assess the competitiveness of the Company's existing compensation plan and to explore the development of a new long-term incentive plan, which will assist the Company in rewarding and retaining key officers and employees. Fundamental requirements of the program include the establishment of competitive compensation levels and the setting of rewards consistent with individual contributions.

     After analysis, and based upon the recommendation of the Company's outside consultant, the Committee determined that for 1999 the base salary of Mr. Wolstein should be increased to $525,000 per year in light of the compensation being paid to other chief executive officers in the REIT industry generally. Pursuant to their employment agreements, Messrs. Wolstein, Schoff, Jacobstein and Hurwitz receive certain additional benefits described under the heading "Executive Compensation--Employment Agreements." The Committee believes that these benefits assist the Company by facilitating the development of important relationships between officers and members of the business community.

     Bonuses. The employment agreements for Scott A. Wolstein and James A. Schoff initially provided for annual bonuses based on the growth in the Company's Distributable Cash Flow per Common Share (as defined in those agreements). In 1996, based on the recommendation of the Company's independent consultant, the Company amended its bonus arrangements with certain key employees, including Messrs. Wolstein and Schoff, to provide for annual performance bonuses based upon the participant's level of responsibility and salary, overall corporate performance and individual or qualitative performance. These bonus possibilities are in the form of threshold, target and maximum incentive opportunities which are attained if the Company reaches certain pre-determined performance benchmarks tied to Funds From Operations per Common Share and if the participants are given a favorable qualitative assessment of their individual contributions and efforts.

     The Committee determined that although the Company achieved its Funds From Operations targets, the decline in the price of the Common Shares mandated that long-term incentive compensation, including bonuses, be awarded to executives at the target level and not at the higher maximum level. In 1999, Mr. Wolstein earned a bonus equal to 75% of his 1999 base salary, and each of Messrs. Schoff, Jacobstein and Hurwitz earned a bonus equal to 50% of his 1999 base salary and Mrs. Allgood earned a bonus equal to 25% of her 1999 base salary. Additionally, in 1999, three other executive officers earned bonuses equal to 25% of their 1999 base salaries.

     Restricted Shares and Performance Units. Mr. Wolstein has received two awards of restricted Common Shares and one award of performance units from the Company. Mr. Wolstein was granted 50,000 restricted Common Shares on July 17, 1996. The shares vest annually in 20% increments with the first 10,000 shares vesting on the date of the award. Mr. Wolstein was granted 31,325 restricted Common Shares on November 29, 1999. The shares vest annually in 20% increments with the first 6,265 shares vesting on the date of the award. In 1996, Mr. Wolstein was granted 30,000 performance units, the value of which will be determined by the performance of the Common Shares over a five-year period beginning on January 1, 1996. The grant of performance units to Mr. Wolstein was recommended by the Company's outside compensation consultant. Based on the recommendations of the Company's outside compensation consultant, in 1999 the Company granted an aggregate of 15,770 restricted Common Shares to certain executive officers of the Company in addition to Mr. Wolstein. Grants of performance units and restricted Common Shares reinforce the long-term goal of increasing shareholder value by providing the proper nexus between the interests of management and the interests of the Company's shareholders.

     Stock Options. All of the Company's executive officers are eligible to receive options to purchase Common Shares of the Company pursuant to the Developers Diversified Realty Corporation 1992 Employees' Share Option Plan, the 1996 Developers Diversified Realty Corporation Equity-Based Award Plan and the 1998 Developers Diversified Realty Corporation Equity-Based Award Plan. The Company believes that stock option grants are a valuable motivating tool and provide a long-term incentive to management. Stock option grants reinforce the long-term goal of increasing shareholder value by providing the proper nexus between the interests of management and the interests of the Company's shareholders.

                        EXECUTIVE COMPENSATION COMMITTEE
                            Dean S. Adler, Chairman
                                Albert T. Adams
                               William N. Hulett

                              CERTAIN TRANSACTIONS

GUARANTEES OF LOANS

     In November 1998, the Company guaranteed obligations of certain of its executive officers under a personal loan program provided to those executive officers by The First National Bank of Chicago, as agent, and certain other banks. The executive officers used proceeds of the loans to purchase Common Shares from the Company and to exercise options to purchase Common Shares. Each loan is an unsecured obligation of the respective officer. Each executive officer has agreed to reimburse the Company for any amounts paid by the Company to satisfy that executive officer's obligations under the loan program as a result of the Company's guarantee.

     The Company guaranteed loans, in the amount listed after the executive officer's name, for the following: Scott A. Wolstein -- $7,500,000, James A. Schoff -- $3,750,000, Richard J. Kaplan -- $1,000,000, Joan U.
Allgood -- $750,000, Loren F. Henry -- $750,000, William H. Schafer -- $550,000,
John R. McGill -- $500,000. Messrs. Kaplan, Henry and McGill are no longer employed by the Company. In addition, the Company guaranteed loans, in amounts ranging from $25,250 to $50,000, for three other executive officers. The amounts guaranteed have not changed since the date of the loan.

LOAN TO EXECUTIVE OFFICERS

     In August 1998, the Board of Directors authorized the Company to from time to time lend Scott A. Wolstein an amount not to exceed $350,000 to reduce the outstanding principal balance of, and to prevent the sale of Common Shares from, a margin account loan secured by Common Shares owned by Mr. Wolstein. A loan is payable 90 days from the date of the loan, is evidenced by a promissory note and bears interest at an annual rate of 0.85% over LIBOR (7.34% as of December 31, 1999), which approximates the Company's borrowing cost. The largest principal amount outstanding during 1999 was $90,000. As of the date of this proxy statement, no such loans were outstanding.

     In connection with his joining the Company, the Company loaned Mr. Hurwitz approximately $115,550 at an annual interest rate of 6.2% to assist him with certain expenses incurred in connection with his relocation. The loan is payable in equal annual installments over five years.

MANAGEMENT FEES

     The Company received management and leasing fee income of approximately $182,470 in 1999 pursuant to management agreements with certain partnerships owned by Mr. Bert L. Wolstein, the founder of the Company and the father of Mr. Scott A. Wolstein.

LEASE OF CORPORATE HEADQUARTERS

     As a result of its rapid growth and expansion, the Company moved to new headquarters in 1999. However, the Company continues to make payments required under the lease of its prior corporate headquarters in Moreland Hills, Ohio, which was leased from Mrs. Iris S. Wolstein, the mother of Mr. Scott A. Wolstein. Annual rental payments aggregating approximately $701,279 were made in 1999 by the Company; however, the Company subleases a portion of this space and as a result the Company received $446,354 in payments from third parties. Rental payments made by the Company under the lease include the payment of all maintenance and insurance expenses, real estate taxes and operating expenses over a base year amount. The Company occupied the space pursuant to the terms of a lease which expires on December 31, 2009.

PROPERTY ACQUISITIONS AND TRANSFERS

     In September 1999, the Company transferred its interest in a shopping center under development in Coon Rapids, Minnesota, a suburb of Minneapolis, to a joint venture in which the Company retained an initial 25% economic interest. The remaining 75% initial economic interest is held by private equity funds controlled by Dean S. Adler, a director of the Company. If certain performance thresholds are met, the Company's economic interest increases to a 47.5% interest and the private equity funds' economic interest decreases to 52.5%. These funds reimbursed the Company for $2.5 million of costs previously incurred in connection with the development and also paid the Company a development fee of approximately $509,810.

     In February 1998, the Company acquired a shopping center from a limited partnership in which Messrs. Bert L. Wolstein, Scott A. Wolstein and James A. Schoff collectively owned a 1% general partnership interest. The initial purchase price of the property was approximately $6,496,087. In January 1999, in accordance with the purchase agreement, the Company paid approximately $588,329 following the lease of certain vacant space in the shopping center.

LEASING AND SALES COMMISSIONS

     In 1999, the Company paid approximately $101,975 to a company owned by Mr. Eugene Faigus, the brother-in-law of Mr. Scott A. Wolstein, for fees and commissions related to the acquisition of several shopping centers in 1998.

LEGAL REPRESENTATION

     Albert T. Adams, a director of the Company, is a partner of the law firm Baker & Hostetler LLP in Cleveland, Ohio. The Company retained that firm during 1999 to provide various legal services. The Company expects that Baker & Hostetler LLP will continue to provide such services during 2000.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and owners of more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Shares and other equity securities of the Company. Executive officers, directors and owners of more than 10% of the Common Shares are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1999, all
Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with, except with respect to Eric M. Mallory who filed one late Form 4 in 1999.

                  SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     PricewaterhouseCoopers LLP served as independent public accountants to the Company in 1999 and is expected to do so in 2000. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from shareholders.

                 SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     Any shareholder proposals intended to be presented at the Company's 2001 Annual Meeting of Shareholders must be received by the Corporate Secretary of the Company at 3300 Enterprise Parkway, Beachwood, Ohio 44122, on or before December 14, 2000 for inclusion in the Company's proxy statement and form of proxy relating to the 2001 Annual Meeting of Shareholders. As to any proposal that a shareholder intends to present to shareholders other than by inclusion in the Company's proxy statement for the 2001 Annual Meeting of Shareholders, the proxies named in management's proxy for that meeting will be entitled to exercise their discretionary voting authority on that proposal unless the Company receives notice of the matter to be proposed not later than February 27, 2001. Even if proper notice is received on or prior to February 27, 2001 the proxies named in the Company's proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising shareholders of that proposal and how they intend to exercise their discretion to vote on such matter, unless the shareholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a4(c)(2) under the Securities Exchange Act of 1934, as amended.

                                 OTHER MATTERS

     If the enclosed proxy is properly executed and returned to the Company, the persons named in it will vote the shares represented by such proxy at the meeting. The form of proxy permits a shareholder to vote for or against Proposal One or to abstain from voting on the proposal. With respect to Proposal Two, a shareholder may specify a vote for the election of directors as set forth under "Election of Directors," the withholding of authority to vote in the election of directors, or the withholding of authority to vote for one or more specified nominees.

     Where a choice has been specified in the proxy, the shares represented will be voted in accordance with such specification. If no specification is made, such shares will be voted in favor of Proposal One and to elect the director nominees listed in Proposal Two. Because approval of Proposal One requires the affirmative vote of a majority of the issued and outstanding Common Shares, broker non-votes and abstaining votes will have the same effect as a vote against Proposal One. Under Ohio law and the Company's Amended and Restated Articles of Incorporation, broker non-votes and abstaining votes will not be counted in favor of or against any nominee. If any other matters shall properly come before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment. Management does not know of any other matters which will be presented for action at the meeting.

                                          By order of the Board of Directors,

                                          JOAN U. ALLGOOD
                                          Secretary

Dated: April 10, 2000

                        DEVELOPERS DIVERSIFIED REALTY CORPORATION

               THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned hereby appoints Joan U. Allgood and William H. Schafer, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote as indicated herein, all of the Common Shares of Developers Diversified Realty Corporation held of record by the undersigned on March 20, 2000, at the Annual Meeting of Shareholders to be held on May 15, 2000, or any adjournment thereof, with all the powers the undersigned would possess if then and there personally present.

          1. TO FIX THE NUMBER OF DIRECTORS AT TEN.
              [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

          2. ELECTION OF DIRECTORS.

                      [ ]to vote FOR the election of each of        [ ]WITHHOLD AUTHORITY
                         the nominees for Director listed
                      below:
                        (except as marked to the contrary
                      below)

            Scott A. Wolstein, James A. Schoff, William N. Hulett, III, Ethan
                 Penner, Albert T. Adams, Dean S. Adler, Barry A. Sholem,
                David M. Jacobstein, Terrance R. Ahern and Robert H. Gidel
          (the election of Messrs. Jacobstein, Ahern and Gidel is contingent on the approval of item 1 above)

          (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below)
          ----------------------------------------------------------------------

          3. In their discretion, to vote upon such other business as may properly come before the meeting.

                                                 (Continued on reverse side)
        P
        R
        O
        X
        Y

              (Continued from other side)

              THIS PROXY WHEN PROPERLY EXECUTED AND RETURNED WILL BE VOTED AS SPECIFIED BY THE SHAREHOLDER. IF NO SPECIFICATIONS ARE MADE ON THE SIGNED CARD, THE PROXY WILL BE VOTED FOR THE PROPOSAL TO FIX THE NUMBER OF DIRECTORS AT TEN IN ITEM 1 ABOVE AND TO ELECT THE NOMINEES DESCRIBED IN ITEM 2 ABOVE.

              Receipt of the Notice of Annual Meeting of Shareholders and the related Proxy Statement dated April 10, 2000, is hereby acknowledged.

                                                  Date , 2000

                                                  ------------------------------

                                                  ------------------------------

                                                  ------------------------------
                                                  Signature(s) of Shareholder(s)

                                                   PLEASE SIGN AS YOUR NAME
                                                  APPEARS HEREON. IF SHARES ARE
                                                  HELD JOINTLY, ALL HOLDERS MUST
                                                  SIGN. WHEN SIGNING AS
                                                  ATTORNEY, EXECUTOR,
                                                  ADMINISTRATOR, TRUSTEE OR
                                                  GUARDIAN, PLEASE GIVE YOUR
                                                  FULL TITLE. IF A CORPORATION,
                                                  PLEASE SIGN IN FULL CORPORATE
                                                  NAME BY PRESIDENT OR OTHER
                                                  AUTHORIZED OFFICER. IF A
                                                  PARTNERSHIP, PLEASE SIGN IN
                                                  PARTNERSHIP NAME BY AUTHORIZED
                                                  PERSON.
                                   Proxy Card